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                                                                      EXHIBIT 14


              CODE OF ETHICS FOR CEO AND SENIOR FINANCIAL OFFICERS

The Company has Standard Policies and Practices that establish controls over, among other things, business conduct, improper payments and financial reporting. These Standard Policies and Practices are applicable to all employees. In addition to the Standard Policies and Practices, the CEO and senior financial officers are subject to the following specific code of ethics:

1. The CEO and all senior financial officers shall act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships. They will achieve responsible use of and control over all Company assets and resources employed by or entrusted to them, and provide information that is accurate, complete, objective, relevant, timely and understandable. They will respect the confidentiality of information acquired in the course of work except when authorized or otherwise legally obligated to disclose. They will promptly bring to the attention of the Audit Committee any material information that affects the disclosures made by the Company in its public filings.

2. The CEO and all senior financial officers shall comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies. They will promptly bring to the attention of the General Counsel or the CEO and to the Audit Committee any information concerning a material violation of any of these laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Company's Standard Policies and Practices, or of these additional policies.

3. The CEO and all senior financial officers shall promptly bring to the attention of the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls that could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

4. The Board of Directors or Committee thereof shall determine appropriate actions to be taken in the event of violations of the Company's Standard Policies and Practices or of this Code of Ethics by the CEO and the Company's senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Company's Standard Policies and Practices and to this Code of Ethics.